Exhibit 2

CAPITAL AUTOMOTIVE REIT,

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL TRUST INDENTURE

Dated as of April 15, 2004

Providing for Issuance of

6.75% MONTHLY INCOME NOTES DUE 2019

     THIS FIRST SUPPLEMENTAL TRUST INDENTURE is made as of this 15th day of April, 2004 (the “Supplemental Indenture”), by and between Capital Automotive REIT, a real estate investment trust organized under the laws of the State of Maryland, as issuer (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

     WHEREAS, the Company has heretofore entered into that Base Indenture of even date herewith (the “Base Indenture,”) with the Trustee, providing for the issuance from time to time of unsubordinated debentures, notes or other evidences of indebtedness in series;

     WHEREAS, the Base Indenture is incorporated herein by this reference and the Base Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture;”

     WHEREAS, under the Indenture, the Board of Directors of the Company may at any time establish a new series of Securities, including senior notes, in accordance with the provisions of the Indenture, with the terms of such series established pursuant to a supplemental indenture executed by the Company and the Trustee;

     WHEREAS, the Company desires to issue $125,000,000 of its 6.75% Monthly Income Notes due 2019, having the terms and conditions hereinafter set forth, in order to pay down existing Indebtedness and pursue other general corporate purposes;

     WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed;

     NOW THEREFORE, for and in consideration of the agreements and obligations set forth herein and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

     The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture:

     "Corporate Trust Office of the Trustee” means 213 Court Street, Suite 703, Middletown, CT, 06457.

     "Debt Service Coverage Ratio” means, for the period for which such ratio is being calculated, the ratio expressed a fraction, the numerator of which is the Company’s EBITDA and the denominator of which is the scheduled principal plus the Company’s interest expense and the preferred dividends as reflected on the Company’s consolidated financial statements.

     "Debt to Total Assets Ratio” means, for the period for which such ratio is being calculated, the ratio expressed as a fraction, the numerator of which is the Company’s consolidated long-term Indebtedness (less payments due within one year) and the denominator of which shall be the aggregate book value of all of the Company’s assets plus accumulated depreciation and amortization (less goodwill) as reflected on the Company’s consolidated financial statements.

     "Depositary” means The Depositary Trust Company.

     "EBITDA” means, for any period, the Company’s net income before minority interest (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, depreciation, and amortization) excluding any extraordinary or unusual gains or losses during such period, including but limited to, provisions for gains or losses from sales, provision for impairment losses, charges for early extinguishment of debt and charges resulting from a change in accounting principles.

     "Interest Payment Dates” means the 15th day of each month, commencing on May 15, 2004.

     "Original Issue Date” means April 15, 2004.

     "Redemption Price” means, with respect to any Note to be redeemed, an amount equal to 100% of the principal amount thereof, together with accrued any unpaid interest thereon to the date fixed for redemption.

     "Regular Record Date” means, with respect to each Interest Payment Date, the close of business on the final calendar day of the preceding month (whether or not a Business Day).

     "Restricted Subsidiary” means, for the avoidance of doubt, Capital Automotive L.P. and its subsidiaries.

     "Stated Maturity” means April 15, 2019.

     "Unencumbered Total Assets” means, as of any date, the sum of (i) the cost (the original cost plus the cost of capital improvements) on all of the Company’s real estate on such date, before depreciation and amortization, and (ii) the Company’s other assets (but excluding intangibles and accounts receivable), in each case which assets are unencumbered by any mortgage, lien, charge, pledge or security interest, all determined on a consolidated basis and in accordance with GAAP.

ARTICLE II

DESCRIPTION OF NOTES

     SECTION 2.1 Establishment.

     (a) There is hereby established a new series of notes to be issued under the Indenture, to be designated as the Company’s 6.75% Monthly Income Notes due 2019 (the “Notes”).

     (b) There are to be authenticated and delivered $125,000,000 principal amount of Notes. The maximum principal amount of Notes of this series that may be issued is $143,750,000. Any additional Notes shall have the same interest rate, maturity and other terms as those initially issued.

     (c) The Notes shall be issued in definitive fully registered form. The Notes shall be issued in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.

     (d) The form of the Trustee’s Certificate of Authentication for the Notes shall be in substantially the form attached to the form of Note

     (e) Each Note shall be dated the date of authentication thereof and shall bear interest from April 15, 2004 or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

     SECTION 2.2 Payment of Principal and Interest.

     (a) The principal of the Notes shall be due at Stated Maturity (unless earlier redeemed or accelerated). The unpaid principal amount of the Notes shall bear interest at the rate of 6.75% per annum until paid. Interest shall be paid monthly in arrears on each Interest Payment Date to the Person in whose name the Notes are registered on the Regular Record Date for such Interest Payment Date, provided that interest payable at the Stated Maturity of principal or on a Redemption Date as provided herein shall be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Base Indenture.

     (b) Payments of interest on the Notes shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Notes shall be computed and paid on the basis of a 360-day year of twelve, 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then a payment of the interest payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

     (c) Subject to the rules of the Depositary with respect thereto, payment of the principal and interest due at the Stated Maturity or earlier redemption of the Notes shall be made upon surrender of the Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Notes shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including interest on any Interest Payment Date) shall be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer or other electronic transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

     SECTION 2.3 Global Securities.

     (a) The Notes will be issued in the form of one or more Global Securities registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Notes represented by one or more Global Securities will not be exchangeable for, and will not otherwise be issuable as, Notes in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

     (b) Owners of beneficial interests in such a Global Security will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing a Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of Holders of such Global Security shall be exercised only through the Depositary.

     (c) A Global Security shall be exchangeable for Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security and no successor Depositary shall have been appointed by the Company, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the Depositary is required to be so registered to act as such Depositary and no successor Depositary shall have been appointed by the Company, in each case within 90 days after the Company receives such notice or becomes aware of such cessation, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred an Event of Default with respect to the Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as the Depositary shall direct.

     SECTION 2.4 Transfer.

     (a) No service charge will be made for any transfer or exchange of Notes, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     (b) The Company shall not be required (a) to issue, transfer or exchange any Notes during a period beginning at the opening of business fifteen (15) days before the date of the mailing of a notice pursuant to Section 11.5 of the Base Indenture identifying the numbers of the Notes to be called for redemption, and ending at the close of business on the day of the mailing, or (b) to transfer or exchange any Notes theretofore selected for redemption in whole or in part, except the unredeemed portion of any Notes redeemed in part.

     SECTION 2.5 Denominations.

     The Notes may be issued in denominations of $25.00, or any integral multiple thereof.

     SECTION 2.6 Redemption at the Company’s Option.

     (a) The Notes shall be subject to redemption at the option of the Company at any time, in whole or, from time to time, in part, without premium or penalty, on or after April 15, 2009, upon not less than 30 nor more than 60 days’ written notice, at the Redemption Price.

     (b) In the event of redemption of the Notes in part only, a new Note or Notes for the unredeemed portion shall be issued in the name or names of the Holders thereof upon the surrender thereof.

     (c) The Notes will not have a sinking fund.

     (d) Notice of redemption shall be given as provided in Section 11.5 of the Base Indenture.

     (e) Any redemption of less than all of the Notes shall, with respect to the principal thereof, be divisible by $25.00.

     (f) If notice of redemption is given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to bear interest. If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the date fixed redemption.

     (g) Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement.

     SECTION 2.7 Ranking.

     The Notes will rank pari passu with all of the Company’s other unsecured and unsubordinated debt.

     SECTION 2.8 Defeasance and Covenant Defeasance.

     The Company, at its option by Board Resolution, may at any time elect to have either Section 4.2 or Section 4.3 of the Base Indenture, relating to defeasance and covenant defeasance of Outstanding Securities, be applied to all of the outstanding Notes, upon compliance with the conditions set forth in Article IV of the Base Indenture.

ARTICLE III

COVENANTS

     SECTION 3.1 Limitations on Incurrence of Debt.

     (a) The Company will not, and will not permit any Subsidiary to incur additional Indebtedness if, immediately after the incurrence of such additional Indebtedness the Company’s Debt to Total Assets Ratio, calculated on a consolidated basis, would exceed seventy percent (70%), measured as of the end of the most recent fiscal year or calendar quarter.

     (b) The Company shall not, and shall not permit any Subsidiary to, incur any Indebtedness if the Company’s Debt Service Coverage Ratio for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.4 to 1, calculated on a pro forma basis after giving effect to the issuance of the Notes and the application of the proceeds therefrom, and calculated on the assumption that the Notes and any other Indebtedness incurred by the Company since the first day of the four-quarter period and the application of the proceeds therefrom (including to refinance other Indebtedness since the first day of the four-quarter period) had occurred on the first day of the period.

     SECTION 3.2 Maintenance of Unencumbered Total Assets.

     The Company and its Subsidiaries shall at all times maintain an Unencumbered Total Assets in an amount not less than one-hundred fifty percent (150%) of the aggregate outstanding principal amount of the Company’s and its Subsidiaries’ consolidated unsecured Indebtedness.

     SECTION 3.3 Restriction on Subsidiary Indebtedness and Preferred Stock.

     (a) The Company shall not permit the Partnership or any Subsidiary (i) to incur unsecured Indebtedness, except for (A) Indebtedness payable to the Company and (B) Indebtedness (not to exceed $4.4 million) issued in exchange for, or the net proceeds of which are used to refinance, refund, repay or defease, currently outstanding unsecured Indebtedness payable to third parties in the amount of $4.4 million, or any refinancings thereof in an amount not to exceed the amount so refinanced, refunded, repaid or defeased (plus premiums, accrued interest, fees and expenses) or (ii) to guarantee unsecured Indebtedness, unless in each case the Notes will rank pari passu, with such Indebtedness.

     (b) The Company shall not permit the Partnership to issue, other than to the Company, preferred units of partnership interest in the Partnership, unless the Notes will rank senior to any such preferred units.

     (c) If the Partnership issues its Guarantee of the Note in accordance with the Section 3.1 of the Base Indenture, such Guarantee shall be deemed to satisfy the foregoing conditions. Notwithstanding the foregoing, the Company and the Trustee agree that the satisfaction of the provisions of the immediately preceding sentence shall not be the exclusive means of satisfying the restrictions set forth in Section 3.3(a) and 3.3(b) of this Supplemental Indenture.

     SECTION 3.4 Provision of Financial Information.

     (a) If the Company shall be required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, it will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the Trustee for, and transmit a copy to, each holder of the Notes. If the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, it will deliver to the Trustee and transmit to each holder of the Notes reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the SEC had the Company been required to file such reports, such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the SEC had the Company been required to file such reports.

     (b) Notwithstanding the foregoing, if the Company is not required to file reports with the SEC because information about the Company is contained in the reports filed by another entity with the SEC, the delivery to the Trustee for the Notes of the reports filed by such entity with the SEC and the transmittal by mail to all holders of the Notes of each annual and quarterly report filed with the SEC by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy the Company’s obligations to provide financial information under the applicable provisions of the Base Indenture.

ARTICLE IV

MISCELLANEOUS PROVISIONS

     SECTION 4.1 Ratification and Incorporation of Base Indenture.

     As supplemented by this Supplemental Indenture, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture together with this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     SECTION 4.2 Governing Law.

     This Supplement and the Notes shall be governed by, and construed in accordance with, the laws of the state of New York (without giving effect to the conflicts of laws principles thereof).

     SECTION 4.3 Counterparts.

     This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     SECTION 4.4 Entire Agreement.

     This Supplemental Indenture, together with the Base Indenture, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and fully supersedes any prior of contemporaneous agreements relating to such subject matter.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

Capital Automotive REIT, as Issuer
By:

Name:
Title:
Wells Fargo Bank, National Association, as Trustee
By:

Name:
Title:

[FIRST SUPPLEMENTAL TRUST INDENTURE]